Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-216567 and 333-228203) and Form S-8 (Nos. 333-229916, 333-207694, 333-209992, 333-215795 and 333-223491) of CytomX Therapeutics, Inc. of our reports dated February 27, 2020, with respect to the financial statements of CytomX Therapeutics, Inc. and the effectiveness of internal control over financial reporting of CytomX Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Redwood City, California

February 27, 2020